CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Regulation A Offering Circular of Masterworks 001, LLC on Form 1-A/A of our report dated October 19, 2018 on the balance sheet of Masterworks 001, LLC as of September 30, 2018  and to the reference to our Firm under the heading “Experts” in such Offering Circular.

/s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.

Kansas City, Missouri

November 21 , 2018